Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of June 8, 2015 (the “Effective Date”), by and between HEALTH INSURANCE INNOVATIONS, INC., a Delaware incorporated corporation (the “Company”), and PATRICK R. MCNAMEE (“Executive”).

Recitals

A. The Company desires to hire Executive, and Executive desires to be hired by the Company, upon the terms and conditions set forth herein; and

B. The Company and Executive agree to protect the interests of the Company and Company’s customers and Confidential Information (as defined below) that may have been or that may be disclosed to Executive as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Employment, Duties and Acceptance.

(a) Effective as of the Effective Date, and during the Term (as defined below), Executive shall serve as the President of the Company. In his capacity as President, Executive shall (i) be responsible for managing the day to day operations of the Company and its subsidiaries, and all employees of the Company (other than the Chief Executive Officer of the Company and any other employee of the Company with an employment agreement which provides that such employee reports directly to the Chief Executive Officer of the Company) shall report directly to Executive or to Executive’s direct reports and (ii) report directly to the Chief Executive Officer of the Company and shall be responsible for performing such other duties and exercising such other powers which the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) may from time-to-time assign to

Executive. If, during the Term, Executive is promoted (and accepts such promotion) to Chief Executive Officer of the Company, then in his capacity as Chief Executive Officer of the Company, Executive shall (i) be responsible for managing the day to day operations of the Company and its subsidiaries, and all employees of the Company shall report directly to Executive or to Executive’s direct reports, and (ii) report directly to the Board and shall be responsible for performing such other duties and exercising such other powers which the Board may from time-to-time assign to Executive.

(b) If, during the Term, Executive is promoted (and accepts such promotion) to Chief Executive Officer of the Company, then the Board shall take all required action necessary to cause Executive to be elected to the Board as of the effective date of his promotion to Chief Executive Officer of the Company. In addition, beginning with the 2016 annual meeting of stockholders of the Company and at each annual meeting of stockholders of the Company thereafter during the Term and for so long as Executive is the Chief Executive Officer of the Company, the Board will nominate and recommend Executive for election to the Board at such meeting. Executive’s service as a member of the Board of the Company will be without any additional compensation therefor other than that specified in this Agreement.

(c) Executive hereby accepts such employment and agrees, during the Term, to render Executive’s services to the Company on a full-time basis and to devote Executive’s full business time and attention to the business and affairs of the Company and any subsidiary or affiliate of the Company. Executive agrees that at all times during the Term, Executive will faithfully perform the duties so assigned to him to the best of Executive’s ability. Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement.

(d) The duties to be performed by Executive hereunder shall be principally performed at the Company’s offices located in Tampa, Florida, subject to reasonable travel requirements on behalf of the Company. Executive shall be entitled to an annual paid time off of 20 days on the same terms that are applicable to other members of the Company’s senior management and in accordance with the Company’s policies and practices; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(e) Executive acknowledges that from time to time the Company may promulgate workplace policies and rules. Executive agrees to fully comply with all such policies and rules, and understands that failure to do so may result in a disciplinary action up to and including immediate discharge for Cause.

Section 2. Term. As used herein, the “Term” means the period commencing on the Effective Date and ending on June 8, 2016. The Term shall be automatically extended for successive one-year periods unless Executive or the Company gives written notice of termination on or before the 30th day prior to the expiration of any Term of its desire not to renew the Term. Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive. In the event that the Company gives written notice that it does not intend to renew the Term, Executive shall be entitled to the benefits set forth in Section 4(b)(iii).

Section 3. Compensation. Executive shall be entitled to the following compensation:

(a) The Company agrees to pay to Executive a salary in cash (“Salary”) as compensation for the services to be performed by Executive in his capacity as President at the rate of $450,000 per calendar year; provided, that if, during the Term but on or before December 31, 2015, Executive is promoted (and accepts such promotion) to Chief Executive Officer of the Company, Executive’s Salary shall be increased to $550,000 per calendar year. Executive’s Salary will paid in accordance with the Company’s customary payroll procedures and be subject to applicable taxes and withholdings. During the Term, the Board shall have the right to (at its discretion) increase, but not decrease, Executive’s Salary, except the Board may decrease Executive’s Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management. Executive’s salary as in effect from time to time shall constitute his “Salary” for purposes of this Agreement.

(b) On the Effective Date, the Company shall execute and deliver to the Executive a Stock Appreciation Rights Award Agreement in the form attached hereto as Exhibit B (the “SARA Agreement”), evidencing a grant to Executive pursuant to the terms of the Health Insurance Innovations, Inc. Long Term Incentive Plan (the “LTI Plan”) of 300,000 SARs (as defined in the SARA Agreement).

(c) Executive shall be paid a signing bonus in the amount of $35,000, subject to applicable taxes and withholdings, on the date of Executive’s first regular paycheck following the Effective Date; provided, that if Executive’s employment is terminated for Cause or Executive resigns absent a Good Reason Event prior to the first anniversary of the Effective Date, then Executive shall, on the Termination Date, reimburse the Company for the pro-rated amount (measured on a monthly basis) of such bonus.

(d) If executive is promoted (and accepts such promotion) to Chief Executive Officer of the Company during the Term but on or before December 31, 2015, Executive shall be paid a promotion bonus in the amount of $200,000, subject to applicable taxes and withholdings, on the date of Executive’s first regular paycheck following the date Executive assumes the position of Chief Executive Officer; provided, that if Executive’s employment is terminated for Cause or Executive resigns absent a Good Reason Event prior to the first anniversary of the date that Executive assumed the position of Chief Executive Officer, then Executive shall, on the Termination Date, reimburse the Company for the pro-rated amount (measured on a monthly basis) of such bonus.

(e) On each annual anniversary of the Effective Date, at the sole discretion of the Board, Executive will be eligible for a target equity grant under the LTI Plan equal to 100% of Executive’s Salary then in effect as follows: (i) 1/3 of such grant in restricted shares of the Company’s Class A common stock (“Restricted Shares”) and (ii) 2/3 of such grant in SARs (as determined by the Black-Sholes option pricing model), with a strike price equal to the market closing price of the Company’s Class A common stock on the NASDAQ Global Market (or such other national securities exchange on which such common stock is then traded) on the applicable grant date. These annual grants of Restricted Shares and SARs, if awarded, will vest 25% on each of the first two anniversaries of the applicable grant date and 50% on the third anniversary of the applicable grant date. Annual awards of SARs under this Section 3.e will be in substantially the same form, and contain substantially the same terms and conditions, as the SARA Agreement attached hereto as Exhibit B (or such other award agreement as is made applicable to other members of the Company’s senior management) and annual awards of Restricted Shares under this Section 3.e will be in substantially the same form, and contain substantially the same terms and conditions, as the form of Restricted Stock Award Agreement attached hereto as Exhibit C (or such other award agreement as is made applicable to other members of the Company’s senior management).

(f) During the Term (but only for a period of 24 months following the Effective Date), the Company shall pay Executive $3,500 per month, subject to applicable taxes and withholdings, as a housing allowance for a residence located within 50 miles of the Company’s offices in Tampa, Florida (“Housing Allowance”). Executive shall be responsible for paying for liability, property damage, and comprehensive insurance coverage upon such residence and shall further be responsible for utilities, property taxes and all other taxes and expenses attendant to the purchase or rental, occupancy, maintenance and repair of such residence. Company shall, in addition, pay to Executive additional amounts as a gross up payment for Executive’s tax liabilities resulting from the payment to Executive of the Housing Allowance. For this purpose, the additional amount payable as a gross up payment shall be an amount that is sufficient to reimburse Executive, net of all applicable federal and state taxes imposed on the gross up payment itself, so that Executive shall retain an amount equal to the federal and state taxes imposed on the Housing Allowance. Gross up payments shall be paid as a reimbursement to Executive and shall take into account the actual tax liability of Executive resulting from the Housing Allowance, and shall be paid as soon as practicable following the determination of the amount payable, and, in all cases, at a time and in a manner that is consistent with all requirements of Treasury Regulation Sections 1.409A-3(i)(1)(v) (regarding payment of tax gross ups as a form of nonqualified deferred compensation consistent with the requirements of Code Section 409A regarding payments being made at a specified time or on a fixed schedule).

(g) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(h) Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board. Executive’s target bonus under the Company’s management bonus plan will be equal to 75% of Executive’s Salary then in effect; provided, that Executive will be considered for a bonus for calendar year 2015 (which will not be pro-rated for service during 2015).

(i) Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called “fringe” benefits or perquisites (except for with respect to any plan that provides severance or other similar benefits), on the same terms that are applicable to other members of the Company’s senior management (subject to all restrictions on participation that may apply under federal and state tax laws).

Section 4. Termination.

(a) Events of Termination. Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i) Executive’s death (“Termination Upon Death”);

(ii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv) the effective date of a notice sent to Executive stating that the Company is terminating Executive’s employment without Cause (including any notice from the Company to Executive pursuant to Section 2 that the Company has decided not to renew the Term), which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v) the effective date of a notice (other than a notice delivered pursuant to Section 4(a)(vi) of this Agreement, but including any notice from Executive to the Company pursuant to Section 2 that Executive has decided not to renew the Term) sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company absent a Good Reason Event (“Resignation Without Good Reason”); or

(vi) the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event (as defined below) has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for a Good Reason Event (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out the lawful directives of the Chief Executive Officer of the Company or the Board, which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, (vi) Executive’s material non-compliance with the terms of this Agreement, which, if capable of being cured, shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason, or (vii) (v) Executive is offered the position of Chief Executive Officer of the Company on or before December 31, 2015 but refuses such promotion and there are no circumstances then pending that would constitute a “Good Reason Event”; provided, that to constitute “Cause” for such reason, the Company must terminate Executive’s employment on the earlier of January 29, 2016 and the 30th day after Executive has notified the Company that he does not wish to accept such promotion to Chief Executive Officer of the Company.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in this Agreement (including a change in reporting where Executive, as President, no longer reports directly to the Chief Executive Officer of the Company or Executive, as Chief Executive Officer, no longer reports directly to the Board) without Executive’s prior consent at a time when there are no circumstances pending that would permit the Board to terminate Executive for Cause, such that Executive is no longer acting as part of the senior management team of the Company, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that is generally applicable to all members of the Company’s senior management), (iii) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive, (iv) without Executive’s prior written consent, the relocation of Executive’s principal place of employment outside of a 50 mile radius from the location of the Company’s offices in Tampa, Florida as of the Effective Date, or (v) Executive is not offered the position of Chief Executive Officer of the Company on or before December 31, 2015 and there are no circumstances then pending that would permit the Company to terminate Executive for Cause; provided, that to constitute a “Good Reason Event”, Executive must tender his resignation for such reason to the Chief Executive Officer of the Company on the earlier of January 29, 2016 and the 30th day after Executive’s receipt of written notice from the Company that the Board has elected not to promote Executive to Chief Executive Officer of the Company. With regard to clause (i), Executive acknowledges that the Company has flexibility under Section 1(a) to assign Executive a broad range of responsibilities and duties that are consistent with him being a member of the senior management team and such assignments will not constitute a “Good Reason Event.”

(b) Effect of Termination.

(i) Death or Disability. In the event of Termination Upon Death or Termination For Disability pursuant to Sections 4(a)(i) or 4(a)(ii) of this Agreement:

(A) Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to any earned but unpaid Salary owing by the Company to Executive as of the Termination Date (the “Accrued Salary”);

(B) Executive (or Executive’s legal representative) shall be entitled to receive in cash, to the extent provided under any management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of any bonus to which Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”);

(C) subject to the LTI Plan and the applicable award agreement, all unvested Restricted Shares awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date; and

(D) subject to the LTI Plan and the applicable award agreement, unvested SARs awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date, and such SARs shall remain exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date.

(ii) Termination For Cause. In the event of a Termination For Cause pursuant to Section 4(a)(iii) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(iii) Termination Without Cause and Resignation For Good Reason and Termination Upon Non-renewal. In the event of Termination Without Cause or Resignation For Good Reason pursuant to Sections 4(a)(iv) or 4(a)(vi) of this Agreement, subject to Section 4(c)(ii) of this Agreement:

(A) a Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to the Accrued Salary;

(B) Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to the Accrued Bonus;

(C) Executive (or Executive’s legal representative) shall be entitled to receive in cash an amount equal to Executive’s Salary (at the rate then in effect, and without taking into account any reductions that would have given rise to a Good Reason Event), payable in equal installments in accordance with the Company’s customary payroll procedures commencing on the Termination Date and ending 12 months thereafter;

(D) subject to the LTI Plan and the applicable award agreement, all unvested Restricted Shares awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date; and

(E) subject to the LTI Plan and the applicable award agreement, unvested SARs awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date, and such SARs shall remain exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date.

(iv) Resignation Without Good Reason. In the event of Resignation Without Good Reason pursuant to Section 4(a)(v) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(v) Upon Termination For Any Reason. In the event of any termination, Executive shall be entitled to receive:

(A) any unpaid reasonable, reimbursable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that were incurred in a manner consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to incurring, reporting and documenting such expenses; and

(B) benefits under the Company’s benefit plans of general application as shall be determined under the provisions of those plans.

(c) Additional Provisions.

(i) Any amounts to be paid pursuant to this Section 4 shall be paid in accordance with the Company’s existing payroll or bonus payment practices, as applicable, subject to applicable taxes and withholdings.

(ii) As a condition to the Company’s obligations, if any, to make any Accrued Bonus and severance payments provided under Section 4(b)(iii)(B) and (C), Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

(iii) Notwithstanding any provision of this Agreement, the obligations and commitments under Section 5 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

(iv) Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under Sections 4(b)(i)(B), 4(b)(iii)(B) or 4(b)(iii)(C) of this Agreement during such times as Executive is in breach of Section 5 of this Agreement, after the Company provides Executive with notice of such breach.

(v) Executive agrees that termination of Executive’s employment for any reason shall, with no further action by Executive required, constitute Executive’s resignation, as of the Termination Date and to the extent applicable, from all positions as an officer, director or representative of the Company and any subsidiary or affiliate of the Company.

Section 5. Noncompetition, Nonsolicitation And Confidentiality.

(a) Definitions.

“Company’s Business” means (i) developing and administering web-based individual and/or group health insurance plans and ancillary insurance products, (ii) designing and structuring data-driven individual and/or group health insurance plans and ancillary insurance products, (iii) marketing such individual and/or group health insurance plans and ancillary insurance products, (iv) managing relations with insureds, (v) the development and maintenance of insurance and call center-oriented software and information technology systems, (vi) the development and maintenance of information technology systems to facilitate the comparison of health insurance plans and (vii) any other business or commercial activity, in each case as conducted by the Company or any parent, subsidiary or other affiliate of the Company.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company’s Business and/or the businesses of its clients or customers, including, but not limited to: the trade secrets of the Company; products or services; standard proposals; standard submissions, surveys and analyses; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive has learned or learns from other sources where, to Executive’s knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b) Noncompetition. Executive covenants and agrees that during the period commencing on the Effective Date and ending two years following the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that Executive shall be entitled to own shares of stock of any entity having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Global Market which represent, in the aggregate, not more than 1% of such entity’s fully-diluted shares.

(c) Nonsolicitation of Employees. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any subsidiary or affiliate of the Company, or in any way interfere with the relationship between the Company or any subsidiary or affiliate of the Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d) Nonsolicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, knowingly induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person known by Executive to be transacting business with the Company or any subsidiary or affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such subsidiary or affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any subsidiary or affiliate of the Company, on the other hand.

(e) Representations and Covenants by Executive. Executive represents and warrants that: (i) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f) Nondisclosure of Confidential Information. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (y) destroy, delete or alter the Confidential Information without the Company’s consent. Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any subsidiary or affiliate of the Company as described hereunder, provided that such use is made in good faith. Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with Company for any reason.

(g) Inventions and Patents. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any subsidiary or affiliate of the Company (“Work Product”) belong to the Company or such subsidiary or affiliate. Executive shall promptly disclose such Work Product to the Board and, at the cost and expense of the Company, perform all actions reasonably necessary or requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(h) Miscellaneous.

(i) Executive acknowledges that (x) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (y) the Confidential Information, and the relationship between the Company and each of its employees, Customers and Vendors, are valuable assets of the Company and may not be converted to Executives own use and (z) the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

(ii) Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(iii) Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Agreement and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to seek an injunction preventing Executive from any breach of this Agreement.

(iv) In the event of a breach or violation by Executive during the Restricted Period of any restriction in Section 5(b), (c) or (d) of this Agreement, the Restricted Period shall be tolled until such breach or violation has been cured.

(v) The parties intend to provide the Company with the maximum protection possible with respect to its Customers and Vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 5 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi) Executive hereby agrees that prior to accepting employment with any other person or entity during the Term or during the Restricted Period following the Termination Date, Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 5 of this Agreement, with a copy of such notice delivered simultaneously to the Company in accordance with Section 10 of this Agreement.

(vii) Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

Section 6. Withholding Taxes. Prior to making any payments required to be made pursuant to this Agreement, the Company may require that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of such payment by the Company. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any sums due or to become due from it to Executive.

Section 7. Expenses. In the event of any legal action to enforce Executive’s or the Company’s rights under this Agreement, each party will be responsible for that party’s reasonable attorneys’ fees, expenses and disbursements.

Section 8. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Executive shall not assign or transfer any rights or obligations hereunder. The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets of the Company or (b) a subsidiary or affiliate of the Company. Any purported assignment, other than as provided above, shall be null and void.

Section 9. Indemnification. The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s certificate of incorporation, by-laws and any other constituent document to the extent provided for any other officer or member of the Board. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder. In addition, on the Effective Date, the Company shall execute and deliver to Executive an Indemnification Agreement in the form attached hereto as Exhibit D.

Section 10. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to the Company:	Health Insurance Innovations, Inc. 15438 N. Florida Avenue, Suite 201 Tampa, Florida 33613
	Attention:	Chief Executive Officer
	Telecopy:	(877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc. 15438 N. Florida Avenue, Suite 201 Tampa, Florida 33613
	Attention:	General Counsel
	Telecopy:	(877) 376-5832

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

Section 11. Entire Agreement. This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof. This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.

Section 12. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida.

Section 13. Full Settlement. Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in this Agreement to Executive, in no event will the Company nor any subsidiary or affiliate thereof be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment. In the event of any such termination, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in this Agreement.

Section 14. Strict Compliance. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

Section 15. Creditor Status. No benefit or promise hereunder shall be secured by any specific assets of the Company. Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

Section 16. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred). The amount of such reimbursements paid and any in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

Section 17. Cooperation. Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period. During such Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company agrees that it will reimburse Executive for reasonable documented travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Section 18. Non-disparagement. Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its affiliates or subsidiaries. The Company agrees that it will instruct each of its and its affiliates’ and subsidiaries’ members, directors, managers, officers and employees not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s or any affiliate’s or subsidiary’s behalf to make any such disparaging communications regarding Executive.

Section 19. Recoupment. Executive agrees to reimburse the Company for all or a portion, as determined below, of any bonus or incentive or equity-based compensation paid or awarded to Executive by the Company, if the Board determines that (a) the payment, award or vesting thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) Executive engaged in fraud or misconduct that caused, in whole or in part, the need for the material financial restatement, and (c) a lower payment, award or vesting would have occurred based upon the restated financial results. In such event, Executive agrees to reimburse (in the manner determined by the Board, including cancellation of options or other stock awards) any bonus or incentive or equity-based compensation previously paid, awarded or vested in the amount by which such bonus or incentive or equity-based compensation actually paid, awarded or vested exceeds the lower payment, award or vesting that would have occurred based upon the restated financial result; provided that no reimbursement shall be required if the payment, award or vesting otherwise subject to reimbursement hereunder occurred more than three (3) years prior to the date the applicable reinstatement is disclosed. In addition, notwithstanding anything to the contrary, any bonus or incentive or equity-based compensation, or other compensation, payable to Executive pursuant to this Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted) and in accordance with such policies and procedures as the Board or the Compensation Committee of the Board may adopt from time to time, including policies and procedures to implement applicable law (including, but not limited to, Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 20. Survival. Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

Section 21. Counterparts. This Agreement may be executed in separate counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael W. Kosloske
Michael W. Kosloske
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Patrick R. McNamee
Patrick R. McNamee

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the [●] day of [●], 20[●] by PATRICK R. MCNAMEE (the “Executive”) in favor of HEALTH INSURANCE INNOVATIONS, INC. (the “Company”) and the other Released Parties (as defined below). This is the Release referred to in the Employment Agreement, dated as of June 8, 2015, between the Company and the Executive (the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement, the SARA Agreement (as defined in the Employment Agreement), the

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Indemnification Agreement, dated as of September 2, 2014 (the “Indemnification Agreement”), between the Company and the Executive or any other contractual obligations between the Company or its subsidiaries or affiliates and the Executive (including, without limitation, any other equity award agreement or indemnification agreement), or any indemnification obligations to the Executive under the Indemnification Agreement, Company’s certificate of incorporation, bylaws, operating agreement or other constituent document or any federal, state or local law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Executive may revoke this Release within seven calendar days from the date of execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21-day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

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THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Name of Executive: Patrick R. McNamee
Date: [●], 20[●]

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EXHIBIT B

SARA AGREEMENT

HEALTH INSURANCE INNOVATIONS, INC.

LONG TERM INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

You have been granted Stock Appreciation Rights (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan (the “Plan”) of Health Insurance Innovations, Inc. (the “Company”). Unless defined in this Award (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	Patrick R. McNamee

Number of Stock Appreciation Rights	300,000 (each a “SAR”)

Exercise Price per SAR	$4.72

Grant Date	June 8, 2015

Expiration Date	June 8, 2022, subject to earlier termination under Section 2(d) of Attachment A.

Vesting Schedule

(subject to Section 2(c) and Section 2(d) of Attachment A)

Vesting	Subject to Section 2(c) and Section 2(d) of Attachment A, the SARs shall vest and become non-forfeitable in three tranches, on the following dates in the following amounts:

June 8, 2016: 75,000
June 8, 2017: 75,000
June 8, 2018: 150,000

Attachment A

Stock Appreciation Rights Award Agreement

Terms and Conditions

Grant to: Patrick R. McNamee

Section 1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Terms of SAR.

(a) Generally. Subject to the terms and conditions of this Agreement and the Plan, each SAR constitutes an unfunded and unsecured promise of the Company to deliver to Participant, at the time such SAR is validly exercised, an amount, payable in the form of Shares, equal to the excess of (i) the Fair Market Value of one Share on the date of exercise, over (ii) the Exercise Price per SAR set forth on the cover page of this Agreement (the “Spread”).

(b) Exercisability. Subject to the terms and conditions of this Agreement and the Plan, a SAR may be exercised only after if it has vested and become exercisable under Section 2(c) or Section 2(d)(ii), and only before it has expired or been terminated under Section 2(d)(i), Section 2(d)(ii) or Section 2(d)(iii).

(c) Vesting, Generally.

(i) Subject to Section 2(d), the SARs shall vest and become exercisable in accordance with the Vesting Schedule set forth on the cover page of this Agreement.

(ii) If the Participant holds unvested SARs at the time a Change in Control occurs, the SARs shall become 100% vested and exercisable on the date of the Change in Control immediately prior to the consummation thereof.

(d) Accelerated Vesting; Termination.

(i) Except as otherwise provided in this Section 2(d), all of the SARs shall terminate at 5:00 p.m., Eastern time, on the Expiration Date set forth on the cover page of this Agreement, unless earlier terminated under subsections (ii) or (iii) below.

(ii) In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, 100% of the SARs granted under this Agreement shall become vested and exercisable, and shall continue to be exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date and at such time any unexercised SARs shall terminate, cease to be exercisable and by automatically forfeited to the Company without consideration. For purposes of this Agreement, Cause, Disability, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated as of June 8, 2015, by and between the Participant and the Company.

(iii) In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 2(d)(ii), all of the SARs shall terminate simultaneously with the Termination of Service on the Termination Date, including to the extent that the SARs are otherwise vested and exercisable as of the Termination Date, and shall automatically be forfeited to the Company without consideration, and, if otherwise vested and exercisable, shall cease to be exercisable.

For clarity, in no event shall any SAR be exercisable after the Expiration Date set forth on the cover page of this Agreement.

(e) Transferability. The SARs, and the Participant’s rights under this Agreement, shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, other than by will or the law of descent and distribution, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void. During the Participant’s lifetime, the SARs shall be exercisable only by the Participant.

Section 3. Exercise.

(a) When to Exercise. Except as otherwise provided in the Plan or this Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may exercise his or her SARs that are then exercisable under Section 2, in whole or in part, by following the procedures set forth in this Section 3. If partially exercised, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may thereafter exercise the remaining unexercised portion of the SARs, to the extent that they are then exercisable under Section 2, by following the procedures set forth in this Section 3.

(b) Election to Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) must deliver to the Secretary of the Company (or his or her designee) a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) which sets forth the number of SARs being exercised, together with any additional documents as the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations, warranties and covenants as the Company requires. If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(c) Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed and completed exercise notice. If an exercise notice is received on a day that is not a business day, or is received after 5:00 p.m., Eastern time, on a business day, then the SARs shall be deemed to be exercised on the first business day immediately following the day such notice is received by the Company.

(d) Settlement. Upon a valid exercise of SARs, the Participant shall be entitled to receive that number of Shares determined by dividing (i) (1) the total number of SARs then being exercised, multiplied by (2) the Spread on the date of exercise, by (ii) the Fair Market Value of one Share on the date of exercise.

(e) Fractional Shares. No fractional Shares shall be issued upon exercise of SARs, and if the number of Shares otherwise issuable under Section 3(d) upon an exercise of SARs includes a fraction of a Share, then upon such exercise the Participant shall be entitled to receive (i) the number of Shares determined under Section 3(d), rounded down to the nearest whole Share, plus (ii) an amount of cash equal to the Fair Market Value of one Share on the date of exercise, multiplied by such fraction of a Share.

(f) Withholding Requirements. The delivery of Shares upon settlement of SARs is conditioned on the Participant making arrangements satisfactory to the Company to enable the Company to satisfy all tax (or other governmental obligation) withholding requirements. In the event that there is any such withholding requirement upon an exercise of SARs, the Committee may, in its sole discretion and pursuant to such procedures as the Committee may require, permit the Participant to satisfy any such withholding requirement by having the Company withhold from the number of Shares otherwise issuable to the Participant upon such exercise a number of Shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares withheld by the Company as provided above.

(g) Compliance with Law and Regulations. The SARs, their exercise and the obligation of the Company to issue Shares in settlement thereof are subject to all applicable federal and state laws, rules and regulations, including securities laws, to approvals by any government or regulatory agency as may be required, and to the rules, regulations and other requirements of the stock market or exchange upon which the Shares are then quoted, traded or listed. The Participant may not exercise a SAR if such exercise would violate any securities laws or other applicable law, rule, regulation or requirement.

Section 4. No Rights of Stockholder. A holder of a SAR, as such, shall not be entitled to vote or receive dividends or be deemed the holder of the Shares underlying the SAR for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder of a SAR, as such, any of the rights or obligations of a stockholder of the Company, unless and until Shares are actually issued to and held of record by such holder upon settlement of the SARs following valid exercise thereof.

Section 5. Change in Control. Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the SARs without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

(a) The Committee may provide for the continuation or assumption of the SARs and this Agreement by the acquiring or successor entity (or parent thereof), including the Company if it is the surviving entity, or for the substitution of the SARs and this Agreement with a substitute award with terms comparable to the SARs and this Agreement (in each case with appropriate adjustments as to the Exercise Price and the number and type of Shares (or other securities) underlying the Award or substitute award). The determination of such appropriate adjustments and comparability shall be made by the Committee.

(b) The Committee may provide for the cancellation of all or any portion of the SARs for their Intrinsic Value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction. If at the time of a Change in Control such Intrinsic Value is equal to or less than zero (i.e., the Exercise Price of the SARs equals or exceeds the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction), then the Committee may provide for the cancellation of the SARs without the payment of any consideration therefor.

Section 6. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement (other than a notice of exercise, which shall be provided in accordance with Section 3) shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention:	Chief Executive Officer
Telecopy:	(877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention:	General Counsel
Telecopy:	(877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the

Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f) Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(g) Governing Law. The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

(h) No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of the Participant.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Michael W. Kosloske
Chairman and Chief Executive Officer

PARTICIPANT

Patrick R. McNamee

EXHIBIT C

FORM OF RESTRICTED STOCK AWARD AGREEMENT

HEALTH INSURANCE INNOVATIONS, INC.

LONG TERM INCENTIVE PLAN

[FORM OF] Restricted Stock Award Agreement

You have been granted Restricted Stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan (the “Plan”) of Health Insurance Innovations, Inc. (the “Company”). Unless defined in this Award (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	Patrick R. McNamee

Number of Shares Underlying Award	[●] Shares (to the extent not vested as of any applicable date, the “Restricted Shares”)

Grant Date	[●]

Vesting Schedule

(subject to Section 3 of Attachment A)

Vesting	Subject to Section 3 of Attachment A, the Restricted Shares shall vest and become non-forfeitable in three tranches, on the following dates in the following amounts:

[●], 20[●]: [●][1]
[●], 20[●]: [●][2]
[●], 20[●]: [●][3]

[1]	25% of Restricted Shares.
[2]	25% of Restricted Shares.
[3]	50% of Restricted Shares.

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to: Patrick R. McNamee

Section 1. Grant of Restricted Stock Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Issuance of Shares.

(a) The Restricted Shares shall be evidenced by entry into the register of members of the Company; provided, however, that the Committee may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. In the event that any share certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b) Voting Rights. The Participant shall have voting rights with respect to the Restricted Shares.

(c) Dividends. All cash and other dividends and distributions, if any, that are paid with respect to the Restricted Shares shall be paid to the Participant at the time that the portion of this Award to which such dividends or other distributions relate vests and becomes nonforfeitable.

(d) Transferability. Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void.

A-1

(e) Section 83(b) Election. If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the Fair Market Value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax. The form for making a Section 83(b) election is available from the Company at the address indicated in Section 4(a). The Participant acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is the Participant’s sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f) Withholding Requirements. The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is equal to the minimum amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

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Section 3. Accelerated Vesting and Forfeiture upon Termination of Service; Accelerated Vesting Generally.

(a) Death, Disability, Termination Without Cause or Resignation For Good Reason. In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, the Restricted Shares shall fully vest and become 100% vested and non-forfeitable on the Termination Date. For purposes of this Agreement, Cause, Disability, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated as of June 8, 2015, by and between the Participant and the Company.

(b) For Any Other Reason. In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 3(a), the Restricted Shares shall be forfeited in their entirety without any payment to the Participant.

(c) Change of Control. If the Participant holds Restricted Shares at the time a Change in Control occurs, the Restricted Shares shall become 100% vested and non-forfeitable on the date of the Change in Control immediately prior to the consummation thereof.

(d) Effect of Vesting. Subject to the provisions of this Agreement, upon the vesting of any of the Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse. Subject to any applicable Lock Up Agreement, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares to the Participant by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a share certificate registered in the Participant’s name and such transfer shall be evidenced in the register of members of the Company.

Section 4. Change in Control. Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the Restricted Shares without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

(a) The Committee may provide for the continuation or assumption of the Restricted Shares and this Agreement by the acquiring or successor entity (or parent thereof), including the

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Company if it is the surviving entity, or for the substitution of the Restricted Shares and this Agreement with a substitute award with terms comparable to the Restricted Shares and this Agreement (in each case with appropriate adjustments as to the number and type of Shares (or other securities) underlying the Award or substitute award). The determination of such appropriate adjustments and comparability shall be made by the Committee.

(b) The Committee may provide for the cancellation of all or any portion of the Restricted Shares for value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction.

Section 5. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
Attention:	Chief Executive Officer
Telecopy:	(877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
Attention:	General Counsel
Telecopy:	(877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company,

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or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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(f) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g) Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(h) Governing Law. The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

(i) No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of the Participant.

(j) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Name:
Title:

PARTICIPANT

Patrick R. McNamee

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EXHIBIT D

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made effective as of June 8, 2015 by and between Health Insurance Innovations, Inc., a Delaware corporation (the “Corporation”) and Patrick R. McNamee (“Indemnitee”).

WHEREAS, increased corporate litigation has subjected officers and directors to litigation risks and expenses, and the limitations on the availability of director and officer liability insurance may make it increasingly difficult for the Corporation to attract and retain the most capable persons reasonably available to serve as officers and/or directors of the Corporation; and

WHEREAS, the Corporation desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to full indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) or the Corporation’s Bylaws (the “Bylaws”) or the Operating Agreement of Health Plan Intermediaries Holdings, LLC (the “Operating Agreement”) or any change in the ownership of the Corporation or the composition of its Board of Directors); and

WHEREAS, the Corporation intends that this Agreement provide Indemnitee with greater protection than that which is provided by the Certificate of Incorporation and Bylaws; and

WHEREAS, Indemnitee’s willingness to serve as an officer and/or director, as the case may be, of the Corporation is predicated, in substantial part, upon the Corporation’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the State of Delaware, and upon the other undertakings set forth in this Agreement; and

WHEREAS, the indemnifications provisions set forth in this Agreement are not exclusive and thereby contemplate that contracts may be entered into between the Corporation and its directors, officers and other persons with respect to indemnification; and

WHEREAS, in order to induce Indemnitee to serve as an officer and/or director, as the case may be, of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Indemnitee.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Corporation shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that Indemnitee is or was, or has agreed to become, an officer and/or director, as the case may be, of the Corporation, or any subsidiary of the Corporation, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Indemnitee, by reason of any action or inaction on the part of Indemnitee while an officer and/or director, as the case may be, of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as an officer and/or director, as the case may be, of another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof), against expenses (including reasonable attorneys’ fees and disbursements), damages (compensatory, exemplary, punitive or otherwise), costs of attachment or similar bonds, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Corporation, such approval not to be unreasonably withheld), in each case actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. The Corporation shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Corporation or any subsidiary of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, an officer and/or director, as the case may be, of the Corporation, or any subsidiary of the Corporation, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Indemnitee, by reason of any action or inaction on the part of Indemnitee while an officer and/or director, as the case may be, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as an officer and/or director, as the case may be, of another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof), against expenses (including reasonable attorneys’ fees and disbursements), damages (compensatory, exemplary, punitive or otherwise), costs of attachment or similar bonds, judgments, fines and, to the fullest extent permitted by law, amounts paid in settlement (if such settlement is approved in advance by the Corporation, such approval not to be unreasonably withheld), in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner Indemnitee reasonably

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believed to be in or not opposed to the best interests of the Corporation and its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudicated by a final, unappealable order or judgment by a court having jurisdiction over the parties and the subject matter of the dispute from which no further right of appeal exists to be liable to the Corporation in the performance of Indemnitee’s duty to the Corporation and its stockholders unless and only to the extent that the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1(a) or Section 1(b) or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in connection therewith.

(d) Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee is or was an officer and/or director, as the case may be, of the Corporation or was serving at the request of the Corporation as an officer and/or director, as the case may be, of another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof), a witness in any action, suit or proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in connection therewith.

(e) Serving at the Request of the Corporation. For purposes of this Agreement, if Indemnitee should serve as an officer and/or director, as the case may be, of another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof) it will be conclusively presumed in the case of any of the foregoing that are “affiliates” of the Corporation as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) that Indemnitee was serving at the request of the Corporation.

2. Expenses, Indemnification Procedure.

(a) Advancement of Expenses. The Corporation shall pay all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in Section l hereof (including amounts actually paid in settlement of any such action, suit or proceeding), as such expenses are incurred and in advance of the final disposition of such action, suit or proceeding. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized hereby by a final, unappealable order or

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judgment by a court having jurisdiction over the parties and the subject matter of the dispute from which no further right of appeal exists. Indemnitee’s undertaking hereunder need not be secured and shall be accepted without reference to Indemnitee’s financial ability to make repayment if and to the extent that it shall ultimately be determined as provided in this Agreement that Indemnitee is not entitled to be indemnified under this Agreement or otherwise.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall give the Corporation notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that the omission so to notify an officer of the Corporation will not relieve the Corporation from any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Corporation. Notice to the Corporation shall be directed to the Chief Executive Officer of the Corporation and shall be given in accordance with the provisions of Section 9(d) below. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification and advances provided for in Section 1 and this Section 2 shall be made no later than thirty (30) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Certificate of Incorporation or Bylaws or the Operating Agreement providing for indemnification, is not paid in full by the Corporation (or, in the case of the Operating Agreement, by Health Plan Intermediaries Holdings, LLC) within thirty (30) days after a written request for payment thereof has first been received by the Corporation (or, if pursuant to the Operating Agreement, by Health Plan Intermediaries Holdings, LLC), Indemnitee may, but need not, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, subject to Section 8 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including reasonable attorneys’ fees and disbursements) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify Indemnitee for the amount claimed, but in such case, it shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and the burden of proving such defense shall be on the Corporation. Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 2(a) unless and until such defense may be finally adjudicated by a final, unappealable order or judgment by a court having jurisdiction over the parties and the subject matter of the dispute from which no further right of appeal exists. Indemnitee shall be presumed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Corporation, including financial statements, or on information supplied to an Indemnitee by the officers of the Corporation in the course of their duties, or on the advice of legal counsel for the Corporation or on information or records given or reports made to the Corporation by an

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independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Corporation, unless affiliated with Indemnitee, shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Furthermore, the Corporation shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it to induce Indemnitee to accept the position of, or to continue as an officer and/or director, as the case may be, of the Corporation. It is the parties’ intention that if the Corporation contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2(b) hereof, the Corporation has director and officer liability insurance in effect, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies (unless Indemnitee’s involvement in such proceeding is solely as a witness or there is otherwise no basis for asserting coverage). The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Corporation shall be obligated under Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Corporation, if appropriate, shall be entitled to assume the defense of such proceeding with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Corporation, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of any such defense, (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such proceeding or (D) the Corporation is not financially or legally able to perform its indemnification obligations, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation.

(f) Settlement. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee that would not be indemnifiable hereunder or for which indemnification would not be provided by the Corporation without Indemnitee’s written consent.

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3. Additional Indemnification Rights, Nonexclusivity, Contribution.

(a) Scope. Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Certificate of Incorporation, the Bylaws, the Operating Agreement or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Delaware corporation to indemnify an officer or member of its board of directors, such changes shall be deemed to be within the purview of Indemnitee’s rights and the Corporation’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify an officer or member of its board of directors, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusively. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Certificate of Incorporation, the Bylaws, any agreement (including the Operating Agreement), any vote of stockholders or disinterested members of the Corporation’s Board of Directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in any such capacity at the time of any action, suit or other covered proceeding.

(c) Contribution in Event of Joint Liability.

(i) Subject to Section 1 hereof, in respect of any action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Corporation shall not enter into any settlement of any action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

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(ii) If, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any action, suit or proceeding in which the Corporation is jointly liable with Indemnitee and for which the Corporation would otherwise be obligated to indemnify Indemnitee under this Agreement, the Corporation shall, to the extent permitted by applicable law, contribute to the amount of such indemnifiable losses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance in writing by the Corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Corporation and all officers, directors or employees of the Corporation other than Indemnitee, on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Corporation and all officers, directors or employees of the Corporation other than other indemnitees who are jointly liable with Indemnitee, on the one hand, and all indemnitees, including Indemnitee, on the other hand, in connection with the events that resulted in such indemnifiable losses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Corporation and all officers, directors or employees of the Corporation, other than Indemnitee, on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(iii) The Corporation hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Corporation who may be jointly liable with Indemnitee.

4. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled. If Indemnitee is not wholly successful in an action, suit or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such action, suit or proceeding, the Company shall indemnify Indemnitee for all indemnifiable losses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 4 and without limitation, the termination of any claim, issue or matter in such an action, suit or proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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5. Mutual Acknowledgment. Both the Corporation and the Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Corporation from indemnifying its officers and directors under this Agreement or otherwise. Indemnitee understands and acknowledges that the Corporation may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify Indemnitee and, in that event, the Indemnitee’s rights and the Corporation’s obligations hereunder shall be subject to that determination.

6. Director and Officer Liability Insurance. The Corporation shall, from time to time, make the good faith determination whether or not it is practicable for the Corporation to obtain and maintain a policy or policies of insurance with a reputable insurance corporation providing the Indemnitee with coverage for losses from wrongful acts, and to ensure the Corporation’s performance of its indemnification obligations under this Agreement. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation’s officers and directors. Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain such insurance if the Corporation determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Corporation. The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

7. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8. Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to

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establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate;

(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over the parties and the subject matter of the dispute determines by a final, unappealable order or judgment from which no further right of appeal exists, that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c) Claims Under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits on account of any suit in which a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter of the dispute for an accounting of profits made from the purchase and sale by Indemnitee of securities of the Corporation in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be construed under and enforced in accordance with the internal substantive laws of the State of Delaware. Any litigation arising out of or incidental to this Agreement shall be initiated only in a court of competent jurisdiction located within the State of Delaware. Each party hereby consents to the personal jurisdiction of the State of Delaware, acknowledges that venue is proper in any state or Federal court in the State of Delaware, agrees that any action related to this Agreement must be brought in a state or Federal court in the State of Delaware and waives any objection that may exist, now or in the future, with respect to any of the foregoing.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(d) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of

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personal delivery; or on the date of electronic confirmation of receipt, if sent by telecopier; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after delivery by a reputable overnight courier (delivery charges prepaid), as follows:

(i) If to Indemnitee, to the address set forth below Indemnitee’s signature hereto.

(ii) If to the Corporation, to:

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Attention: Chief Executive Officer

Fax: (877) 376-5832

with a copy sent at the same time and by the same means to:

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Attention: General Counsel

Fax: (877) 376-5832

or to such other address as may have been furnished to Indemnitee by the Corporation or to the Corporation by Indemnitee, as the case may be.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

(g) Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(h) Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation to effectively bring suit to enforce such rights.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as an instrument under seal as of the day and year set forth on the first page of this Agreement.

HEALTH INSURANCE INNOVATIONS, INC.

Michael W. Kosloske
Chairman and Chief Executive Officer

INDEMNITEE:

Patrick R. McNamee
7241 Forsyth Boulevard St. Louis, Missouri 63105

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